EXHIBIT 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	N E W S R E L E A S E

NOTICE OF CONVERSION RIGHT FOR CONVERTIBLE SENIOR NOTES

Chicago, IL, October 8, 2007 – The Ryerson Inc. (NYSE: RYI) common stock price exceeded $26.71 for each of the thirty final trading days of the calendar quarter ended September 30, 2007, thus providing conversion rights to holders of the 3.50% Convertible Senior Notes due 2024 during the fourth calendar quarter of 2007. When the Ryerson common stock price exceeds 125% of the $21.37 conversion price, or $26.71, for at least twenty trading days during the final thirty consecutive trading days any of the calendar quarter then under the indenture for the 3.50% Convertible Senior Notes due 2024, the note holders have the right during the subsequent calendar quarter to convert the notes.

Note holders who convert pursuant to this notice will receive: a) $1,000 in cash and b) a number of shares of Ryerson Common Stock having a value equal to the amount that 46.7880 shares of Ryerson Common Stock times the average closing stock price over the ten trading days prior to the conversion exceeds $1,000. Holders that convert Notes because the Notes have become convertible as described above will not receive any additional shares (as defined in the indenture) upon conversion.

Note holders also have the right to convert their notes, as announced in a notice issued by Ryerson on October 2, 2007 as a result of the merger between Ryerson and an affiliate of Platinum Equity LLC, which constitutes a “fundamental change” under the indenture. Note holders who convert pursuant to this fundamental change will receive: a) $1,000 in cash, b) a number of shares of Ryerson Common Stock having a value equal to the amount that 46.7880 shares of Ryerson Common Stock times the average closing stock price over the ten trading days prior to the conversion exceeds $1,000, and c) additional shares (as defined in the indenture). If the merger occurs on October 19, 2007, each $1,000 principal amount of notes would be convertible into 1.1026 additional shares of Ryerson common stock. The number of additional shares to which holders of the notes will be entitled will decrease for each day after October 19, 2007 that the merger is delayed.

Note holders interested in converting should follow the procedures detailed in the indenture between Ryerson and the Bank of New York, which indenture is available on Ryerson’s website http://www.ryerson.com under the investor relations tab as an exhibit to Ryerson’s Current Report on Form 8-K filed on December 13, 2004.

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Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.